EXHIBIT 8.1
SIGNIFICANT SUBSIDIARIES
The table below lists the Company's significant subsidiaries as of December 31, 2015:

Name of the company	Jurisdiction of incorporation	Principal activities
North Atlantic Alpha Ltd.	Bermuda	SPV, rig owning company
North Atlantic Elara Ltd.	Bermuda	SPV, rig owning company
North Atlantic Epsilon Ltd.	Bermuda	SPV, rig owning company
North Atlantic Navigator Ltd.	Bermuda	SPV, rig owning company
North Atlantic Phoenix Ltd.	Bermuda	SPV, rig owning company
North Atlantic Rigel Ltd	Bermuda	SPV, rig owning company
North Atlantic Venture Ltd.	Bermuda	SPV, rig owning company
SFL West Linus Ltd (1)	Bermuda	Owner of West Linus
North Atlantic Kari Ltd.	Bermuda	SVP, rig owning company
North Atlantic Helene Ltd.	Bermuda	SVP, rig owning company
North Atlantic Norway Ltd.	Bermuda	Drilling services contractor
North Atlantic Drilling UK Ltd.	UK	Drilling services contractor
North Atlantic Linus Charterer Ltd	Bermuda	Drilling services contractor
North Atlantic Management LLC	Russia	Drilling Services Contractor
North Atlantic Management AS	Norway	Management company
North Atlantic Support Services Ltd.	UK	Management company
North Atlantic Crew AS	Norway	Vessel Management company
North Atlantic Crewing Ltd	Bermuda	Vessel Management company
(1)    Fully consolidated Variable Interest Entity.